                                                                  EXHIBIT 4.3(c)


                               FIFTH AMENDMENT TO
                  AMENDED AND RESTATED ENRON OIL & GAS COMPANY
                                1994 STOCK PLAN



         WHEREAS, Enron Oil & Gas Company (the "Company") has heretofore adopted and maintains the Amended and Restated Enron Oil & Gas Company 1994 Stock Plan, as amended by amendments dated effective as of December 12, 1995, December 10, 1996, December 9, 1997 and May 5, 1998 (hereinafter collectively referred to as the "Plan"); and

         WHEREAS, the Company desires to amend the Plan to provide for the increase in the number of shares available for grant;

         NOW, THEREFORE the Plan is amended as follows:

         Section 3.1 (i) is hereby rescinded and amended in its entirety to read as follows:

                 "(i) Calculation of Number of Shares Available. The number of shares available for granting Awards under the Plan shall be fifteen million (15,000,000) Shares, subject to adjustment as provided in Section 3.2"

         AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.


Dated effective as of December 8, 1998.



ATTEST:                                 ENRON OIL & GAS COMPANY



       /s/ Angus H. Davis                           /s/ Patricia L. Edwards
-----------------------------------     ----------------------------------------
Angus H. Davis                            Patricia L. Edwards
Vice President, Communications            Vice President, Administration &
   and Corporate Secretary                   Human Resources